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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-97617 on Form S-8 of Mpower Holding Corporation of our report dated March 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the preparation of the consolidated financial statements in conformity with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and an explanatory paragraph regarding a going concern uncertainty), appearing in this Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2002.


Deloitte & Touche
Rochester, New York
March 27, 2003